UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 28, 2008

SofTech, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	0-10665	04-2453033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

59 Composite Way, Suite 401,
Lowell, MA 01851
 (Address of principal executive offices)

(978) 458-3420
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01               ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 28, 2008, SofTech, Inc. entered into an amendment, effective January 1, 2008 (“Amendment”), of its agreement with Greenleaf Capital  (sometimes, hereinafter, “Greenleaf”), originally entered into effective July, 2001 (“Agreement”).  Greenleaf Capital currently holds approximately 45% of our issued and outstanding common stock.  William D. Johnston, our Chairman, is the President and sole equity owner of Greenleaf Capital.  Michael Elliston, a member of our board of directors, is the Chief Accounting Officer of Greenleaf.  Ron Elenbass, a member of our board of directors, is a director of Greenleaf Trust, an affiliate of Greenleaf.

Under the Agreement, among other obligations, we were required to pay Greenleaf Capital an annual management fee of approximately $500,000 (for management advisory services and available debt facilities).  Under the terms of the Amendment, Greenleaf has agreed to waive the monthly management fee (approximately $44,000) for a three month period, effective January 1, 2008, with such waiver to renew automatically for additional three month periods, unless Greenleaf notifies us in writing at least thirty days prior to expiration of a three month period, that it is terminating its waiver.  As of this date, we have received no such notice of termination from Greenleaf.  Notwithstanding the Amendment, we intend to continue to pay Greenleaf $44,000 per month (the amount that was otherwise payable under the Agreement) which will be applied as an additional principal payment towards the principal amount owing to Greenleaf Capital pursuant to a certain promissory note we previously issued to it.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SofTech, Inc.

Date: April 3, 2008	By:	/s/ Amy E. McGuire
	Name:	Amy E. McGuire
	Title:	Chief Financial Officer